Exhibit 99.1

Newmark Group, Inc. Reports Second Quarter 2018 Financial Results

Declares Quarterly Dividend of 9 Cents

Conference Call to Discuss Results Scheduled for 11:00 AM ET Today

NEW YORK, NY – August 2, 2018 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”), which, through subsidiaries, operates a leading full-service commercial real estate services business, today reported its financial results for the quarter ended June 30, 2018.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	2Q18	2Q17	Change	YTD 18	YTD 17	Change
Revenues	$466.6	$405.1	15.2%	$897.1	$737.7	21.6%
GAAP income before income taxes and noncontrolling interests	15.1	56.6	(73.3)%	54.5	93.6	(41.7)%
GAAP net income (loss) for fully diluted shares	0.7	N/A	N/A	32.8	N/A	N/A
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	75.5	59.0	27.9%	139.2	93.8	48.4%
Post-tax Adjusted Earnings to fully diluted shareholders	65.3	48.4	34.9%	119.6	76.6	56.2%
Adjusted EBITDA	94.5	64.9	45.6%	169.5	107.4	57.8%
Adjusted EBITDA before allocations to units	99.2	71.1	39.5%	178.3	118.3	50.8%

Per Share Results	2Q18	2Q17	Change	YTD 18	YTD 17	Change
GAAP net income (loss) per fully diluted share	$0.00	N/A	N/A	$0.13	N/A	N/A
Post-tax Adjusted Earnings per share	0.25	0.21	19.0%	0.47	0.34	38.2%

Management Comments

“Newmark had another strong quarter, producing 15 percent growth in overall revenues year-on-year,” said Howard W. Lutnick, Chairman of Newmark. “Due to our continued expectation of double-digit percentage growth for the full year 2018, the Company’s Board of Directors declared a dividend for the second quarter of 9 cents per common share. We expect our dividend to remain consistent for each of the four fiscal quarters of 2018.3 We continue to make progress towards our planned spin-off, which we intend to complete by the end of 2018.4

“Due to our upcoming spin-off, we believe that Newmark has been trading at lower multiples versus its publicly traded full service peers despite growing between two and three times faster. For example, Newmark has recently traded around 9 times 2018 price to Adjusted Earnings versus 16 to 22 times for its peers, and at approximately 8 times 2018 enterprise value to Adjusted EBITDA compared with 10 to 12 times. For the full year 2018, we expect our revenues to increase by 19 to 28 percent and Adjusted Earnings per share to grow by 22 to 39 percent. We expect our strong outperformance to continue.

[1]	Newmark is a publicly traded subsidiary of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, or “BGC”). BGC separately reported its consolidated financial results today.
[2]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to adjusted earnings”, the updated definition of “Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein. As Newmark’s initial public offering (“IPO”) occurred in the fourth quarter of 2017, Newmark had no shares outstanding in the prior year period under GAAP. Prior year pre-tax Adjusted Earnings per share and post-tax Adjusted Earnings per share are based on a methodology consistent with that used for the current year period. See the section of this document titled “Consolidated Share Count” for more details on this methodology. Throughout this document “YTD” is used to indicate a period for the sixths months ended June 30, 2018 or June 30, 2017.

[3]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25 percent of its expected full year Adjusted Earnings per share to common stockholders.
[4]	See the section of this document titled “Proposed Spin-Off of Newmark”.

Mr. Lutnick concluded: “In addition to returning cash in the form of dividends, Newmark’s Board of Directors has doubled the Company’s repurchase authorization to $200 million”

Barry M. Gosin, Chief Executive Officer of Newmark, added: “We once again generated strong top-line growth from leasing, Valuation & Advisory, and GCS.  We believe that we gained further market share in investment sales during the quarter, as our revenue growth outpaced comparable industry metrics.5  Over 80 percent of Newmark’s revenue growth for the quarter was organic.

“We have recently made a number of high profile hires, including one of the nation’s top hotel investment sales teams, as well as other leading professionals across capital markets, GCS, and Valuation & Advisory. We also recently closed the acquisitions of Jackson Cooksey and multiple Integra Realty Resources offices. Furthermore, we have entered into an agreement to acquire RKF, which we expect to close by the end of the third quarter. We expect all of these acquisitions to be immediately accretive and to strengthen the Newmark platform.6 As we make accretive acquisitions, attract industry-leading talent to our platform, and successfully cross-sell our services, we expect our momentum to continue”.

Dividend Information

On August 1, 2018, Newmark’s Board of Directors declared a quarterly qualified cash dividend of $0.09 per share payable on September 5, 2018 to Class A and Class B common stockholders of record as of August 20, 2018. The ex-dividend date will be August 17, 2018.

Discussion of Financial Results

Unless otherwise stated, all results discussed in this document compare the second quarter 2018 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. BGC is the largest and controlling shareholder of Newmark. As a result, BGC consolidates the results of Newmark and reports them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company with respect to revenues, pre-tax GAAP income and pre-tax Adjusted Earnings. These differences are reconciled in BGC’s separate second quarter 2018 financial results press release.7

Recognition of Nasdaq Earn-out Payments8

Newmark will record any income and tax obligation related to the Nasdaq earn-out in the third quarters of each year through 2027 for GAAP, Adjusted Earnings, and Adjusted EBITDA. Based on yesterday’s closing stock price, the Nasdaq payment for the third quarter of 2018 is expected to be approximately $91 million. On June 20, 2018, the Company announced that it had entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (“the monetization” or “the June transaction”). As a result of the June transaction, Newmark received $152.9 million of cash and downside protection on the 2019 and 2020 earn-outs. The Company retains all potential appreciation related to the anticipated receipt of 9.9 million Nasdaq shares from 2018 through 2027, and has the flexibility to monetize some or all of the payments from 2021 through 2027.

[5]

Newmark’s “Global Corporate Services” business is also referred to as “GCS”. Comparable industry metrics include overall U.S. investment sales notional volumes reported by Real Capital Analytics and CoStar.

[6]

See the press releases titled “Newmark Group, Inc. Agrees to Acquire RKF Retail Holdings, LLC”, “NKF Enters into Definitive Agreement to Acquire Leading Corporate Tenant Advisory Company, Jackson Cooksey”, and “NKF Announces Agreement to Acquire Integra Realty Resources Offices in Denver and Pasadena for its Valuation & Advisory Practice”. “Jackson Cooksey” refers to “Jackson Cooksey, Inc.”.

[7]

See the tables in BGC’s financial results press release titled “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Pre-Tax Adjusted Earnings”.

[8]

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of the Nasdaq shares discussed in this document are based on the closing price as of August 1, 2018 and assumes no change in Nasdaq’s stock price. Please also see the June 20, 2018 press release titled “Newmark and BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date for further information about the June transaction.

In addition to the monetized Nasdaq shares, the Company expects to receive more than $725 million worth of additional stock over time. Newmark’s balance sheet does not yet reflect these shares, because the payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017 and net revenues of $2.4 billion.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the release at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

Revenue and Other Income Detail9

Newmark Summary Results (USD millions)	2Q18	2Q17	Change	YTD 18	YTD 17	Change
Leasing and other commissions	$178.1	$144.7	23.1%	$337.5	$272.2	24.0%
Capital markets	101.7	95.2	6.9%	203.1	172.6	17.7%
Gains from mortgage banking activities/origination, net	41.9	73.5	(43.1)%	80.8	118.8	(32.0)%
Management services, servicing fees, and other	144.9	91.7	58.1%	275.7	174.0	58.4%
Total revenues	466.6	405.1	15.2%	897.1	737.7	21.6%

Other income (loss)	(0.4)	(0.7)	(49.0)%	5.3	(1.3)	NMF

Industry-wide, commercial real estate services companies tend to have seasonally lower revenues and profits in the first calendar quarter and higher revenues and profits in the fourth calendar quarter. The majority of the increase in revenues from “Management services, servicing fees and other” was due to organic growth from Valuation & Advisory, GCS, servicing fees, and property management, as well as the previously disclosed acquisitions of Spring11 and certain Integra Realty Resources offices.

In the second quarter of 2017 Berkeley Point’s GSE and FHA multifamily loan originations included a single large $2.2 billion transaction.10 Excluding the impact of this large transaction, the Company’s origination volumes increased by approximately 7 percent year-on-year in notional terms11. Given the pipeline of financings, Newmark expects its origination volumes to increase by strong double-digit percentages in the second half of 2018, and for its full-year origination volumes to grow compared with last year, including the impact of the $2.2 billion deal in 2017. As the Company continues to integrate its multifamily investment sales, origination, and mortgage brokerage businesses, it expects growth across its combined origination and capital markets platform to outpace the overall industry.

[9]	Other income appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document.
[10]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as "Berkeley Point" or "BPF". BPF is now a subsidiary of Newmark.

[11]

“GSE” is used to refer to a government-sponsored enterprise such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration. BPF calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSEs multifamily agency volume statistics for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days.

Consolidated Expenses12

Consolidated Expenses (USD millions)	2Q18	2Q17	Change	YTD 18	YTD 17	Change
Compensation and employee benefits under GAAP	$269.0	$238.5	12.8%	$521.7	$453.7	15.0%
Allocations of net income and grant of exchangeability to limited partnership units	65.0	23.9	172.6%	90.8	34.5	163.3%
Non-compensation expenses under GAAP	106.6	86.8	22.8%	211.4	157.1	34.5%
Total expenses under GAAP	440.6	349.2	26.2%	823.9	645.3	27.7%

Compensation and employee benefits for Adjusted Earnings	269.0	238.5	12.8%	521.7	453.7	15.0%
Non-compensation expenses for Adjusted Earnings	114.0	108.9	4.7%	220.3	192.7	14.3%
Total expenses for Adjusted Earnings	383.0	347.4	10.2%	742.0	646.4	14.8%

In the second quarter of 2018, non-compensation expenses for GAAP and Adjusted Earnings included $24.5 million in additional pass-through expense associated with the implementation of ASC 606. Non-compensation expenses for Adjusted Earnings were higher than those for GAAP in the second quarters of 2018 and 2017 due mainly to the net impact of non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”).13 Excluding the net impact of OMSRs and MSRs as well as the additional pass-through expense related to ASC 606, non-compensation expenses for Adjusted Earnings would have decreased 2 percent in the second quarter of 2018. Excluding the additional pass through expense related to ASC 606, non-compensation expenses under GAAP would have decreased 6 percent. The Company’s expenses also reflect recent acquisitions and hires, as well as the impact of higher revenues on variable compensation.

Taxes and Noncontrolling Interest

Taxes (USD millions)	2Q18	2Q17	Change	YTD 18	YTD 17	Change
GAAP provision for income taxes	$10.8	$1.4	NMF	$17.8	$1.4	NMF
Provision for income taxes for Adjusted Earnings	10.0	10.6	(6.0)%	18.5	16.9	9.3%
Net income (loss) attributable to noncontrolling interest in subsidiaries for GAAP	3.6	0.0	NMF	16.0	0.3	NMF
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.2	0.0	NMF	1.0	0.3	NMF

Taxes under GAAP increased due to the change in Newmark’s corporate structure that occurred in 2017 in conjunction with the Company’s initial public offering, which impacted the mix of allocable earnings among legal entities taxed as corporations versus pass-through. Taxes under GAAP and Adjusted Earnings were positively impacted in the first half of 2018 by the 2017 U.S. Tax Cuts and Jobs Act.

Consolidated Share Count

Consolidated Share Count (USD millions)	2Q18	2Q17	Change
Fully diluted weighted-average share count under GAAP	155.9	N/A	N/A
Fully diluted weighted-average share count for Adjusted Earnings	258.7	228.4	13.3%
Fully diluted quarter-end share count under GAAP and Adjusted Earnings	258.9	N/A	N/A

[12]

In the second quarter of 2018, GAAP expenses included $60.3 million in grants of exchangeability and $4.7 million in allocation of net income to limited partnership units. In the second quarter of 2017, GAAP expenses included $17.6 million in grants of exchangeability and $6.2 million in allocation of net income to limited partnership units.

[13]	See “Adjusted Earnings Defined” for more information on how OMSRs and MSRs impact non-GAAP results.

The fully diluted share count of Newmark outstanding immediately prior to its IPO was equal to BGC’s fully diluted share count divided by 2.2. Newmark’s fully diluted share counts for Adjusted Earnings use a similar methodology to calculate share count for periods prior to the IPO.14 For additional information on this, please see the section of this document titled “Adjustments Made to Calculate Pre-Tax Adjusted Earnings”. Newmark’s fully diluted share count increased mainly due to the first quarter 2018 sale to BGC of approximately 16.6 million newly issued exchangeable limited partnership units of Newmark for $242 million. Newmark used the proceeds from this unit sale to repay long-term debt.

Select Balance Sheet Data15

Select Balance Sheet Data (USD millions except per share data)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$60.3	$121.0
Restricted cash	$315.0	$52.3
Long-term debt	$659.7	$1,083.2
Total equity	$778.3	$243.4

The change in cash and cash equivalents since year-end 2017 was due to the Company using the proceeds received from the previously disclosed unit sale and abovementioned June transaction, as well as cash on hand to repay $423.5 million of debt.16 Total equity increased largely due to the unit sale, Nasdaq monetization, the positive affect of GAAP net income on retained earnings, and the previously reported impact of ASC 606.

After the end of the quarter, BGC closed an offering of $450 million of 5.375 percent senior notes on July 24, 2018.17 BGC intends to use some of the net proceeds of this offering to redeem the $112.5 million of 8.125 percent Senior Notes due 2042, which were assumed by Newmark upon its IPO. The 8.125 percent senior notes were callable at par beginning June 26, 2017. BGC expects to lend Newmark the funds to redeem the callable notes and their redemption is expected to reduce interest expense for both Newmark and BGC, all else equal.

Newmark believes that the combination of lower long-term debt, increased total equity, and improving Adjusted EBITDA has significantly strengthened the Company’s balance sheet and further solidified Newmark’s various credit ratios, including debt to equity and debt to Adjusted EBITDA.

[14]

The methodology for calculating Newmark’s prior year share count for Adjusted Earnings per share is based upon BGC’s non-GAAP fully diluted weighted-average share count for the relevant pre-IPO periods divided by 2.2 added to the 23 million shares issued by Newmark in the IPO.

[15]

“Total equity” in this table is the sum of "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity". “Long-term debt" in this table is the sum of “Long-term debt” and “Long-term debt payable to related parties” and excludes “Warehouse notes payable”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale” on the balance sheet. Such loans are typically sold within 45 days. The discussion of balance sheet items excludes “Current portion of payables to related parties.”

[16]

For further information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan”, the June 20, 2018 press release titled “Newmark And BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks”, and the related filings made on the same respective dates on Form 8-K.

[17]	See the July 24, 2018 press release titled “BGC Completes Offering Of $450 Million Of 5.375% Senior Notes” and the 8-K filed by BGC on July 25, 2018 for more information.

Outlook for 2018

The Company’s full year outlook for 2018 compared with 2017 as follows.

*

Newmark expects to produce 2018 revenues of between approximately $1,900 million and $2,050 million, which would represent an increase of between 19 percent and 28 percent compared with $1,596.5 million in 2017.

*	Newmark anticipates its 2018 tax rate for Adjusted Earnings to be in the range of approximately 12 percent and 14 percent, compared with 18 percent in 2017.
*	Newmark expects 2018 post-tax Adjusted Earnings per share to be in the range of approximately $1.40 and $1.60, or an increase of between 22 percent and 39 percent versus $1.15 in 2017.
*

The Company is raising its outlook for Adjusted EBITDA before allocations to units to between $500 million and $550 million, or an increase of 34 to 47 percent compared with approximately $374 million in 2017.

The Company anticipates updating its full year guidance periodically over the course of 2018.

Additional Items of Note

For all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

Newmark’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because this transaction involved a combination of entities under common control. All year-on-year comparisons in this document reflect the recast results.

As was previously disclosed, the Company now records its financial results to conform to Financial Accounting Standards Board Accounting Standards Codification Topic 606 (“ASC 606”) using the modified retrospective approach for all periods from the first quarter of 2018 forward.18 For the second quarter of 2018, this approach increased both the Company’s revenues and non-compensation expenses related to its management services business by approximately $24.5 million. For the first half of 2018, this approach increased both the Company’s revenues and non-compensation expenses related to its management services business by approximately $43 million. Additionally, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to the first quarter of 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax increase of approximately $23 million to total equity as part of “Total stockholders’ equity”. Over time, the Company expects to receive approximately $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

Proposed Spin-Off of Newmark

BGC has advised Newmark that it currently expects to pursue a distribution to its stockholders of all of the Class A common shares and Class B common shares of Newmark that BGC then owns (the “spin-off”) in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes. As currently contemplated, shares of Class A common stock of Newmark held by BGC would be distributed to the holders

[18]

For more information on ASC 606 and its impact on the Company’s results, see the section titled “Impact of ASC 606 on Newmark’s Future Results” in Newmark’s financial results press release dated February 9, 2018, or the section titled “New Accounting Pronouncements” in Newmark’s recent Securities and Exchange Commission (“SEC”) filing on Form 10-K.

of shares of Class A common stock of BGC, and shares of Class B common stock of Newmark held by BGC would be distributed to the holders of shares of Class B common stock of BGC.

Had the spin-off occurred immediately following the close of the second quarter of 2018, the ratio of Newmark common shares to be distributed in respect of each BGC common share would have been approximately 0.4647. However, the exact ratio of Newmark common shares to be distributed in respect of each BGC common share in the spin-off will depend on, among other things, the number of BGC common shares outstanding and the number of Newmark common shares (including Newmark common shares underlying units of Newmark Partners, L.P.) owned by BGC as of the record date of the spin-off. The spin-off is subject to a number of conditions, and BGC may determine not to proceed with the spin-off if the BGC board of directors determines, in its sole discretion, that the spin-off is not in the best interest of BGC and its stockholders. Accordingly, the spin-off may not occur on any expected timeframe, or at all.

Please see the section titled “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the second quarter 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $60.3 million in grants of exchangeability with respect to units of BGC held by certain Newmark partners and $4.7 million in allocation of net income to limited partnership units and FPUs.

In the second quarter 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $17.6 million in grants of exchangeability; and $6.2 million in allocation of net income to limited partnership units and FPUs.

In the first six months of 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $82.1 million in grants of exchangeability with respect to units of BGC held by certain Newmark partners and $8.8 million in allocation of net income to limited partnership units and FPUs.

In the first six months of 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $23.7 million in grants of exchangeability; and $10.8 million in allocation of net income to limited partnership units and FPUs.

Impact of OMSRs and MSRs on Non-Compensation Expenses for Adjusted Earnings

GAAP income from operations before income taxes for the second quarter 2018 includes a $9.0 million non-cash gain attributable to OMSRs net of MSRs. In the year earlier period, the comparable gain attributable to OMSRs net of amortization of MSRs was $23.6 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

GAAP income from operations before income taxes for the first six months of 2018 includes a $12.2 million non-cash gain attributable to OMSRs net of MSRs. In the year earlier period, the comparable gain attributable to OMSRs net of amortization of MSRs was $39.0 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

Other Differences between Non-compensation Expenses for Adjusted Earnings and GAAP

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the second quarter 2018 as calculated for GAAP and Adjusted Earnings also included $1.3 million of non-cash GAAP charges related to amortization of intangibles; and $0.3 million of non-recurring costs.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the second quarter 2017 as calculated for GAAP and Adjusted Earnings also included $1.4 million of non-cash GAAP charges related to amortization of intangibles; and $0.8 million of non-recurring costs.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the first six months of 2018 as calculated for GAAP and Adjusted Earnings also included $2.8 million of non-cash GAAP charges related to amortization of intangibles; and $0.4 million of non-recurring costs associated with the IPO.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the first six months of 2017 as calculated for GAAP and Adjusted Earnings also included $2.7 million of non-cash GAAP charges related to amortization of intangibles; and $2.0 million of non-recurring costs associated with the IPO.

Differences between Other income (loss) for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the second quarter and first half of 2018 includes a $2.8 million non-cash loss attributable to unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020. In the year earlier periods, there was no comparable loss attributable to other non-cash, non-dilutive, non-economic items. These non-cash GAAP net losses were excluded from pre-tax Adjusted Earnings calculations.

Differences between Taxes for Adjusted Earnings and GAAP

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $10.8 million for the second quarter 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $0.8 million for the second quarter 2018. As a result, the provision for income taxes for Adjusted Earnings was $10.0 million for second quarter 2018.

Newmark’s GAAP provision for income taxes was $1.4 million for the second quarter 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $9.2 million for the second quarter 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $10.6 million for second quarter 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $17.8 million for the first six months of 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $0.7 million for the first six months of 2018. As a result, the provision for income taxes for Adjusted Earnings was $18.5 million for the first six months of 2018.

Newmark’s GAAP provision for income taxes was $1.4 million for the first six months of 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $15.5 million for the first six months of 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $16.9 million for first six months of 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Conference Call and Investor Presentation

Newmark will host a conference call at 11:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s consolidated Adjusted Earnings results, is expected to be accessible via either of the following sites:  http://ir.ngkf.com or http://ir.bgcpartners.com

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.ngkf.com or http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	8/2/2018 at 11.00 a.m. ET
U.S. Dial In:	1-866-393-4306
International Dial In:	1-734-385-2616
Passcode:	962-6888

REPLAY:

Available From – To:	8/2/2018 2:00 p.m. ET – 8/9/2018 11:59 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	962-6888

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser's address bar.)

Investors and analysts should note that since BGC consolidates Newmark’s results as its Real Estate Services segment, BGC’s separate financial results earnings release, conference call, and related materials may be of interest to Newmark’s investors. Details regarding this information can be found at http://ir.bgcpartners.com.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, dividends and/or distributions to Newmark’s common stockholders and holders of Newmark Holdings partnership units during any period.

As compared with items such as “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares” all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding certain items such as:

*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020;

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions;
*	Non-cash charges relating to grants of exchangeability to limited partnership units.

Virtually all of the Company’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by the Company’s executives, partners and employees. The Company issues limited partnership units and grants exchangeability to unit holders to provide liquidity to Newmark’s employees, to align the interests of the Company’s employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in Newmark’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. Newmark includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing, ordinary operations of Newmark. Newmark’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of Newmark.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, Newmark also intends to report post-tax Adjusted Earnings to fully diluted stockholders. Newmark defines post-tax Adjusted Earnings to fully diluted stockholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for Newmark’s pre-tax Adjusted Earnings, to which the Company then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of Newmark’s non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing Newmark’s post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Share

Newmark’s Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per fully diluted share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of pre-tax Adjusted Earnings using the fully diluted share count.  The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors using the fully diluted share count.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for GAAP results other than revenue. This is because certain GAAP items, which are excluded from Adjusted

Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless Newmark makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*

The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forward. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

Newmark provides a non-GAAP financial performance measure, “Adjusted EBITDA,” which the Company defines as “Net income (loss) for fully diluted shares” derived in accordance with GAAP and adjusted for the addition of the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest;
*	Employee loan amortization and reserves on employee loans;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Non-cash charges relating to grants of exchangeability to limited partnership units;
*	Other non-cash charges related to equity-based compensation;
*	Other non-cash income (loss); and
*	Net non-cash GAAP gains related to OMSRs and MSRs amortization.

The Company also discloses “Adjusted EBITDA before allocations to units,” which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are included in the fully-diluted share count, and are exchangeable on a one-to-one basis, subject to certain adjustments, into shares of Newmark’s Class A common stock. As these units are exchanged into shares of the Company’s Class A common stock, unit holders will become entitled to cash dividends paid on the shares of the Class A common stock rather than cash distributions in respect of the units. The Company views such allocations as economically equivalent to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing Newmark’s results on a fully-diluted basis with respect to Adjusted EBITDA.

For all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating Newmark’s operating performance, because the calculations of these measures generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. Newmark believes that these Adjusted EBITDA measures are useful to investors to assist them in achieving a more complete picture of the Company’s financial condition and results of operations.

Because these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to “Net income (loss) for fully diluted shares” when analyzing Newmark’s operating performance. Because not all companies use identical Adjusted EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures may not be comparable to similarly-titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be measures of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

See the reconciliation table “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” elsewhere in this document for additional information on this topic.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About Newmark Group, Inc.
Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. The investor/owner services and products of Newmark Group’s subsidiaries include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting.  Under the Newmark Knight Frank and Berkeley Point Capital names, the company’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group, which is listed on the NASDAQ Global Select Market under the symbol “NMRK”, is a publicly traded subsidiary of BGC Partners, Inc. (“BGC”), a leading global brokerage company servicing the financial and real estate markets. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol “BGCA”. Newmark and Berkeley Point are trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC Partners and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$60,274	$121,027
Restricted cash	314,991	52,347
Marketable securities	9,127	57,623
Loans held for sale	547,968	362,635
Receivables, net	317,663	210,471
Other current assets	48,738	20,994
Total current assets	1,298,761	825,097
Goodwill	481,714	477,532
Mortgage servicing rights, net	392,040	392,626
Loans, forgivable loans and other receivables from employees and partners	248,038	209,549
Fixed assets, net	67,686	64,822
Other intangible assets, net	26,677	24,921
Other assets	322,223	278,460
Total assets	$2,837,139	$2,273,007

Liabilities, Redeemable Partnership Interest, and Equity:
Current Liabilities:
Warehouse notes payable	$540,571	$360,440
Accrued compensation	228,788	205,395
Current portion of accounts payable, accrued expenses and other liabilities	184,248	124,961
Secured loans	9,127	57,623
Current portion of payables to related parties	267,397	34,169
Total current liabilities	1,230,131	782,588
Long-term debt	247,150	670,710
Long-term debt payable to related parties	412,500	412,500
Other long term liabilities	169,079	163,795
Total liabilities	2,058,860	2,029,593

Equity:
Total equity (1)	778,279	243,414
Total liabilities and equity	$2,837,139	$2,273,007

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2018	2017	2018	2017
Commissions	279,833	239,848	540,568	444,806
Gains from mortgage banking activities/originations, net	41,877	73,546	80,791	118,808
Management services, servicing fees and other	144,909	91,677	275,720	174,039
Total revenues	466,619	405,071	897,079	737,653
Expenses:
Compensation and employee benefits	268,980	238,518	521,675	453,663
Allocations of net income and grant of exchangeability to limited partnership units	65,026	23,851	90,835	34,500
Total compensation and employee benefits	334,006	262,369	612,510	488,163
Operating, administrative and other	80,048	59,404	155,475	106,786
Fees to related parties	6,301	4,167	13,195	8,885
Depreciation and amortization	20,201	23,218	42,714	41,455
Total non-compensation expenses	106,550	86,789	211,384	157,126
Total operating expenses	440,556	349,158	823,894	645,289
Other income (losses), net:
Other income (loss)	(365)	(715)	5,342	(1,308)
Total other income (losses), net	(365)	(715)	5,342	(1,308)

Income (loss) from operations	25,698	55,198	78,527	91,056
Interest (income) expense , net	(10,582)	1,381	(23,991)	2,515
Income before income taxes and noncontrolling interests	15,116	56,579	54,536	93,571

Provision (benefit) for income taxes	10,822	1,422	17,755	1,407
Consolidated net income (loss)	$4,294	$55,157	$36,781	$92,164

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	3,555	12	16,045	308

Net income (loss) available to common stockholders	$739	$55,145	$20,736	$91,856
Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$739	$55,145	$20,736	$91,856
Basic earnings per share	$0.00	N/A	$0.13	N/A
Basic weighted-average shares of common stock outstanding	155,157	N/A	155,157	N/A

Fully diluted earnings per share
Net income (loss) for fully diluted shares	739	N/A	32,755	N/A
Fully diluted earnings per share	$0.00	N/A	$0.13	N/A
Fully diluted weighted-average shares of common stock outstanding	155,938	N/A	252,805	N/A

Dividends declared per share of common stock	$0.09	N/A	$0.18	N/A
Dividends declared and paid per share of common stock	$0.09	N/A	$0.09	N/A

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Six Months Ended June 30,
	2018	2017
Net cash provided by (used in) operating activities	$(120,989)	$190,760
Net cash provided by (used in) investing activities	12,942	(139,893)
Net cash provided by (used in) financing activities	309,938	(20,608)
Net increase (decrease) in cash and cash equivalents	201,891	30,259
Cash and cash equivalents and restricted cash at beginning of period	173,374	117,554
Cash and cash equivalents and restricted cash at end of period	$375,265	$147,813

Net cash provided by (used in) operating activities excluding activity from loan originations and sales	$64,345	$52,774

The Condensed Consolidated Statements of Cash Flows are presented in summarized form.  For complete Condensed Consolidated Statements of Cash Flows, please refer to the company's Quarterly Report on Form 10-Q for the six months ended June 30, 2018, to be filed with the Securities and Exchange Commission in the near future.

NEWMARK GROUP, INC.
Reconciliation of GAAP Income (Loss) to Adjusted EBITDA
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Net income (loss) available to common stockholders	$739	$55,145	$20,736	$91,856
Add back:
Provision (benefit) for income taxes	10,822	1,422	17,755	1,407
Net income (loss) attributable to noncontrolling interest in subsidiaries	3,555	12	16,045	308
OMSR Revenue	(24,695)	(42,597)	(45,792)	(71,907)

MSR Amortization	15,726	19,040	33,550	32,916
Other Depreciation and Amortization	4,475	4,178	9,163	8,541
Depreciation and amortization	20,201	23,218	42,713	41,457

Grant of Exchangeability to limited partnership units (1)	60,334	17,644	82,083	23,681
Other non-cash and equity based compensation and amortization (2)	7,572	8,040	5,188	16,054
Non-Recurring (Gains) / Losses	275	814	444	2,016
Other non-cash, non-dilutive, non-economic items (3)	2,808	1,221	2,638	2,553
Interest expense (4)	12,915	7	27,735	13

Adjusted EBITDA	$94,526	$64,926	$169,545	$107,438
Allocations of net income	4,692	6,206	8,752	10,818
Adjusted EBITDA before allocations to units	$99,218	$71,132	$178,297	$118,256

(1) Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2) Includes other equity based amortization and employee loans amortization and reserves.

(3) Includes the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020. Also includes certain other non-cash expenses.

(4) The Interest expense add back for Adjusted EBITDA excludes operating interest on Warehouse notes payable of $4.4 million and $9.5 million, for the Three Months Ended June 30, 2018 and 2017 and $8.1 million and $11.4 million for the Six Months Ended June 30, 2018 and 2017, respectively.

Note: For all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND
GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) available to common stockholders	$739	$55,145	$20,736	$91,856
Provision (benefit) for income taxes	10,822	1,422	17,755	1,407
Net income (loss) attributable to noncontrolling interest in subsidiaries	3,555	12	16,045	308
Pre-tax adjustments:
OMSR Revenue	(24,695)	(42,597)	(45,793)	(71,907)
MSR amortization	15,726	19,040	33,551	32,916
Grant of exchangeability to limited partnership units	60,334	17,644	82,083	23,681
Intangible Asset Amortization	1,257	1,350	2,770	2,697
Non recurring (Gains) / Losses	275	814	443	2,016
Other non-cash, non-dilutive, non-economic items (1)	2,808	-	2,808	-
Allocation of Net Income	4,692	6,206	8,752	10,818

Total pre-tax adjustments	60,397	2,457	84,614	221

Pre-tax Adjusted Earnings	$75,513	$59,036	$139,150	$93,792

GAAP Net income (loss) available to common stockholders	$739	$55,145	$20,736	$91,856
Allocation of net income (loss) to noncontrolling interest in subsidiaries	3,311	-	14,998	-
Total pre-tax adjustments (from above)	60,397	2,457	84,614	221
Income tax adjustment to reflect adjusted earnings taxes	832	(9,205)	(699)	(15,476)

Post-tax Adjusted Earnings	$65,279	$48,397	$119,649	$76,601

Per Share Data
GAAP fully diluted earnings per share	$0.00	N/A	$0.13	N/A

Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.01)	N/A	(0.06)	N/A

Nasdaq Forward Contract Preferred Discount	0.00	N/A	0.00	N/A

Total pre-tax adjustments (from above)	0.23	0.01	0.33	0.00
Income tax adjustment to reflect adjusted earnings taxes	0.00	(0.04)	(0.00)	(0.07)

Post-tax adjusted earnings per share	$0.25	$0.21	$0.47	$0.34

Pre-tax adjusted earnings per share	$0.29	$0.26	$0.55	$0.41

Fully diluted weighted-average shares of common stock outstanding	258,703	228,390	252,805	226,794

(1) Includes the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward (“Nasdaq Forward”) agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020.

	NEWMARK GROUP, INC.
	FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
	FOR GAAP AND ADJUSTED EARNINGS
	(in thousands)
	(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017 (1)	2018	2017 (1)

	Common stock outstanding	155,157	N/A	155,447	N/A
	Limited partnership units	-	N/A	67,033	N/A
	Cantor units	-	N/A	23,758	N/A
	Founding partner units	-	N/A	5,714	N/A
	RSUs	146	N/A	213	N/A
	Other	635	N/A	639	N/A

	Fully diluted weighted-average share count for GAAP	155,938	-	252,804	-

	Adjusted Earnings Adjustments:
	Common stock outstanding	-	N/A	-	N/A
	Limited partnership units	73,354	N/A	-	N/A
	Cantor units	23,714	N/A	-	N/A
	Founding partner units	5,696	N/A	-	N/A
	RSUs	-	N/A	-	N/A
	Other	-	N/A	-	N/A

	Fully diluted weighted-average share count for Adjusted Earnings	258,702	228,390	252,804	226,794

	Note:
(1)	This methodology divides the relevant historical weighted average share counts of BGC Partners by 2.2 and adds the 23.0 million
	shares of NMRK Class A common stock issued in the IPO as though they were issued and outstanding for the entire relevant period.
	BGC's fully diluted weighted average share count for the three and six months ended June 30, 2017 was 451.9 and 448.3 million, respectively.

	Newmark’s post-tax Adjusted Earnings per share for the three and six months ended June 30, 2018 and 2017 under this methodology is $0.25 and $0.47, and $0.21 and $0.34, respectively.

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